Exhibit 99.1

Badger Meter Announces Retirement of Richard Johnson as CFO; Robert Wrocklage Named Successor

MILWAUKEE--(BUSINESS WIRE)--December 28, 2018--Badger Meter, Inc. (NYSE:BMI) today announced that Richard E. Johnson (age 64) will retire effective early April 2019. Johnson will be succeeded as the company’s Vice President-Finance, Chief Financial Officer (CFO) and Treasurer by Robert A. Wrocklage (age 40) effective January 1, 2019. Johnson will stay on as Senior Vice President-Administration, continuing to assist in the transition before retiring.

Kenneth C. Bockhorst who, as previously announced, will become Chief Executive Officer on January 1, 2019, stated, “Rick’s wealth of experiences across all areas of finance and administration coupled with his dedication to Badger Meter and its employees have significantly contributed to our success. I am grateful for his 18 years of loyal service and his commitment to a smooth transition.”

Wrocklage will report directly to Bockhorst. Wrocklage joined Badger Meter in August 2018 as Vice President-Finance and has been working alongside Johnson and the entire leadership team. Prior to joining Badger Meter, Wrocklage spent 10 years with Actuant Corporation (NYSE:ATU), holding various corporate and business unit financial leadership roles, most recently as Vice President-Corporate Controller and Chief Accounting Officer. He began his career within the Milwaukee audit practices of Arthur Andersen and Deloitte & Touche LLP and is a Certified Public Accountant.

"Bob brings strong business acumen, outstanding analytical skills and a collaborative leadership style to the CFO role,” commented Bockhorst. “During his short tenure he has gained wide-ranging knowledge of Badger Meter’s culture, products, end markets, operations and key stakeholders. The Company has a robust long-term succession planning process, and we expect this CFO transition to be seamless.”

The company also announced that Beverly L.P. Smiley (age 68), Vice President-Controller, will also be retiring effective in late March 2019 after an extraordinary 46 years of dedicated service to Badger Meter, the past 22 of which included controllership and principal accounting officer responsibilities. Smiley’s successor will be named at a later date.

About Badger Meter

Badger Meter is an innovator in flow measurement, control and communications solutions, serving water utilities, municipalities, and commercial and industrial customers worldwide. The Company’s products measure water, oil, chemicals, and other fluids, and are known for accuracy, long-lasting durability and for providing valuable and timely measurement data. For more information, visit www.badgermeter.com.

CONTACT:
For Additional Information Contact:
Karen Bauer at (414) 371-7276
kbauer@badgermeter.com